Exhibit 10.4

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY “[***]”) HAVE BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

GAME PLATFORM AND SERVICES AGREEMENT

This Agreement is entered into as of the Effective Date, between:

(1)	APRICOT INVESTMENTS LIMITED, a company incorporated under the laws of the Isle of Man under company number 095312C with its registered address at [***], (“AIL”) and

(2)	GAMES GLOBAL OPERATIONS LIMITED, a company incorporated under the laws of the Isle of Man under company number 019141V with its registered address at 62 Circular Road, Douglas, Isle of Man, IM1 1AE, (“GGO”).

Each a “Party” and together the “Parties”.

Recitals

A.	AIL has rights in the Game Platform and wishes to grant a right to GGO to perform a “quickfire” integration of the Games Global Games into the Game Platform in order for GGO and Intervening Companies to be able to allow Operators’ End Users to access and play the Games Global Games via the Games Platform.

B.	AIL agrees to maintain the Game Platform and to provide the Services to GGO in respect of the use of the Game Platform by GGO on the terms and conditions of this Agreement.

It is agreed as follows:

1.	Interpretation

In this Agreement the following words and phrases shall have the following meanings:

1.1	“Agreement” means this game platform and services agreement and the schedules attached thereto.

1.2	“Applicable Laws” means all applicable laws, regulations, rules, codes and official or regulatory guidance, including any applicable data protection legislation and practice, that are applicable to either of the Parties, or to any activity of the Parties under this Agreement in each case as amended, varied or replaced from time to time.

1.3	“Business Day” means a day other than a Saturday, Sunday or public holiday in England when banks are open for business.

1.4	“Change Fees” means the agreed fees payable by GGO to AIL for any agreed Change to be made pursuant to clauses 6.7 below and as set out in Schedule 1, which fees are exclusive of VAT, if applicable.

1.5	“Change(s)” means any change(s) made to the Game Platform or the Services other than Upgrades, which are to be set out in a written Change Request Order agreed between the Parties as set out in clause 6.7 hereto.

1.6	“Change Request Order” means a written document signed by both Parties setting out any Change to be made and any corresponding Change Fees payable for such Change, as agreed between the Parties in terms of clause 6.7.

1.7	“Competent Authority” means any governmental, judicial or regulatory authority having jurisdiction over GGO or any activity of GGO.

1.8	“Confidential Information” means all information disclosed or exposed to one Party (or its Representatives) by the other Party (or its Representatives) pursuant to this Agreement, of whatever nature and however recorded or preserved, but especially and without limitation including: (i) information about software design characteristics, pricing and marketing information, software (whether source or object code); (ii) the terms of this Agreement and all negotiations relating to it; (iii) valuable technical knowledge and experience, data and other information of a secret and confidential nature relating to a Party’s business; (iv) technical knowledge and experience, business know how, source codes, data diagrams, database designs, processes, improvements, research and development, marketing plans, data, test results, inventions, trade secrets, techniques, business and product strategies (actual or planned); except only to the extent that such information: (a) is already in the public domain at the time of disclosure or enters the public domain otherwise than by a breach of this Agreement; or (b) was lawfully in the receiving Party’s possession prior to disclosure by the other Party; or (c) has been subsequently received by a Party from a third party without obligations of confidentiality attached thereto; or (d) has been independently developed by the receiving Party, and in doing so was not in breach of this Agreement or any non-disclosure agreement between the Parties, or otherwise infringing the Intellectual Property Rights of the disclosing Party.

1.9	“Data Backup Services” means the services specified in Schedule 3 hereto.

1.10	“Effective Date” means, notwithstanding date of signature hereof, 1 May 2022.

1.11	“End Users” means the Operators’ end users in the Territory who play the Games Global Games on the Game Platform.

1.12	“Feedback” has the meaning given to that term in clause 6.3.

1.13	“Game Platform” means, collectively, the “quickfire” software systems on which the Games Global Games are capable of being accessed for play via the internet (or a network connected to a gaming server) from internet-enabled devices, including desktops and laptop computers, tablets, smart phones or like hand-held devices through any kind of remote gaming module, and the Game Platform includes:

1.13.1	integrations to enable game components to be integrated with the Game Platform;

1.13.2	management & marketing tools to configure games and optimise performance, including but not limited to, bet settings and free games;

1.13.3	where required and agreed specific regulatory platform functions/features as set out in targeted regulated markets;

1.13.4	database and data archiving and data feeds for transactional data for casino game play;

1.13.5	any current releases and any Upgrades; and

1.13.6	any implemented Changes agreed between the Parties which are the subject of Change Request Orders.

1.14	“Games Global Games” means all versions of the software-based, digitally-controlled games of chance, games of skill and social games, and any free-play versions thereof, which are owned by, or supplied to, GGO or any member of GGO’s Group, and includes the source code and all other works and assets comprising the individual games such as artworks; logos; designs and visual representations; features; characteristic concepts; content; format; settings; themes; graphics; text; audio assets; video assets; animations; music; maths models; user interface designs and any other works vested or embedded within such games.

1.15	“Group” in relation to a company, means that company, each and any subsidiary or holding company from time to time of that company, and each and any subsidiary from time to time of a holding company of that company.

1.16	“Intellectual Property Rights” means all intellectual property rights throughout the world including, but not limited to, copyright and any related rights, patents and any related rights, design rights and any related rights, trade marks and any related rights, trade names, service marks, commercial names and designations, database rights, domain names, trade secrets, know-how, moral rights, statutory and common law rights, all goodwill and any other intellectual or industrial property rights, whether or not registered or pending and whether or not such rights are capable of registration, together with all related rights and powers including the right to bring, make, oppose, defend, appeal proceedings, claims or actions and obtain relief (and to retain any damages recovered) in respect of any infringement, or any other cause of action arising from ownership of such rights.

1.17	“Intervening Company” means at the Effective Date, Prima Networks Limited, a Maltese company of The Unicorn Centre, Level 2, Triq L-Uqija, Swieqi SWQ 2335, Malta; Prima Networks Spain PLC, a Maltese company of The Unicorn Centre, Level 2, Triq L-Uqija, Swieqi SWQ 2335, Malta; Kova S.R.L., an Argentinean company of Juan M. de Pueyrredón 215, City of Mendoza, Argentina; and Quickfire Limited a company domiciled in the Isle of Man and with its registered office at PO Box 227, Peveril Buildings, Peveril Square, Douglas, Isle of Man, IM99 1RZ; together with any other company agreed to in writing by AIL from time to time (not to be unreasonably refused) and who is granted a non-exclusive right by GGO in order to grant rights of use to Operators to use the Game Platform for the purpose of making the Games Global Games available to End Users in the Territory.

1.18	“IPR Claims” has the meaning given to that term in clause 10.3.

1.19	“Monthly Gross Revenue” means the aggregate of all fees and other revenue billed by GGO, the Intervening Companies and any other member of GGO’s Group (the “Games Global Entities”) each calendar month relating to the exploitation of the Games Global Games.

1.20	“Monthly Net Revenue” means Monthly Gross Revenue less the Monthly Permissible Deductions.

1.21	“Monthly Permissible Deductions” means:

(i)	usage fees (excluding any input VAT) actually paid by the Games Global Entities monthly to bona fide unrelated third party providers in respect of those Games Global Games (or game assets) which are made available for use to the Games Global Entities from such third party providers;

(ii)	fees paid by the Games Global Entities to AIL under the Branded Games Agreement entered into between the Parties on or about the date of this Agreement; and

(iii)	output VAT collected by the Games Global Entities on Monthly Gross Income.

1.22	“Ongoing Fees” means the fees payable by GGO to AIL pursuant to clause 4 below and as set out in Schedule 1 hereto, which fees are exclusive of VAT, if applicable.

1.23	“Operator” means any licensed gambling operator who is granted a non-exclusive right by GGO, or by an Intervening Company, or by GGO or an Intervening Company’s customer, to use the Game Platform for the purpose of making the Games Global Games available through a “quickfire” integration to End Users in the Territory.

1.24	“Representatives” has the meaning given to that term in clause 12.2.1.

1.25	“Services” means the integration, installation, deployment, maintenance, support, hosting, certain geolocation services and the Data Backup Services, which AIL will provide to GGO relating to the use of the Game Platform by GGO, the Intervening Companies and the Operators, including bug fixes, patches and certain customer training and technical training in respect of the Game Platform as set out in clause 7 herein.

1.26	“Service Level Agreement” means the service level agreement set out in Schedule 2 hereto.

1.27	“Territory” means worldwide except any countries or territories where it is illegal to use, or to make available, the Game Platform or the Games Global Games.

1.28	“Upgrades” means all improved, modified, amended and corrected software which AIL may provide GGO from time to time, including new features and upgraded software that is usable in or as part of the Game Platform and including any new releases of the Game Platform or any part thereof, other than Changes which are subject of agreed Change Request Orders.

1.29	References to clauses are to the clauses of this Agreement. The headings in this Agreement are inserted for convenience only and do not affect its interpretation.

1.30	References to a Party shall include that Party’s successors and permitted assigns.

1.31	References to any person or entity include an individual, a company, corporation, firm, partnership, unincorporated or incorporated association, or statutory authority.

1.32	Unless the context otherwise requires, words in the singular include the plural and, in the plural, include the singular. Any words following the terms, “including,” “include,” “in particular,” or any similar expression, shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.33	For the purposes of this Agreement “in writing” includes email.

1.34	A reference to a statute, statutory provision or subordinated legislation is a reference to it as it is in force from time to time. A reference to a statute or statutory provision shall include any subordinate legislation made from time to time under that statute or statutory provision.

2.	Grant of Rights

2.1	AIL hereby grants to GGO, with effect from the Effective Date and on the terms and conditions of this Agreement, a non-exclusive right to use the Game Platform for GGO’s benefit and advantage in order for GGO to:

2.1.1	use and run the Game Platform for the purpose of making the Games Global Games accessible, through a “quickfire” integration with the Game Platform, to End Users in the Territory; and

2.1.2	advertise, market and promote the Game Platform and to use such part or parts of the Game Platform as are authorised by AIL from time to time for demonstration, testing, support and such other purposes which are directly connected with this Agreement.

2.2	Neither GGO nor an Intervening Company shall be entitled to use, or grant rights of use, of the Game Platform to any business or entity other than as expressly set out in this Agreement without AIL’s prior written consent (not to be unreasonably withheld).

2.3	The rights granted herein are personal to GGO and shall not be directly or indirectly transferred, disposed of, encumbered or shared with any party, other than on the express terms of this Agreement. No other right in relation to the Game Platform shall be implied in favour of GGO by virtue of the provisions of any term of this Agreement.

2.4	GGO undertakes at all times to:

2.4.1	comply with all Applicable Laws that apply in the performance of its obligations and exercise of its rights under or in connection with this Agreement;

2.4.2	hold due diligence documentation sufficiently detailed to satisfy itself (acting reasonably), of the identity of the beneficial owners and directors of each Operator;

2.4.3	ensure that it and each of the Intervening Companies and Operators maintain any and all regulatory licences and approvals and comply with all Applicable Laws that apply to their access of the Games Global Games on the Game Platform in accordance with the terms of this Agreement. For the avoidance of doubt, it is hereby clarified that the Games Global Games shall not be made accessible to an Operator on the Game Platform without GGO or the Intervening Company entering into a written agreement with such Operator;

2.4.4	ensure that any rights granted by GGO to an Intervening Company or to an Operator (whether by way of a direct contractual relationship between GGO or the Intervening Company and the Operator), to access the Games Global Games on the Game Platform shall be in writing and shall grant the Intervening Company or Operator no more rights and shall impose at least the same obligations with regard to the use and exploitation of the Game Platform as are contained in this Agreement (but will impose the additional restriction that the Operator shall not be entitled to further grant rights of use of the Game Platform); and

2.4.5	ensure that all of the Games Global Games are, at all times during the term of this Agreement, compatible with and work on the Game Platform (as updated and amended from time to time), and are accessible for play by End Users.

2.5	The Parties agree that the undertakings given by GGO in clause 2.4.5 above, shall not apply in relation to any Games Global Games which: (A) have been acquired from unrelated third parties and not developed by any of the Games Global Entities, provided however, in such case, GGO undertakes to ensure that, to the extent reasonably possible, at least the top [***]% ([***] per cent) performing games (in revenue generation) so acquired, are at all times accessible on the Game Platform, or (B) are both: (a) materially different in look, feel, mathematics and game mechanics to all of the other Games Global Games and (b) are made available exclusively to a particular Operator in terms of a bone fide commercial arrangement entered into between a Games Global Entity and such Operator.

2.6	AIL undertakes at all times to comply with all Applicable Laws that apply in the performance of its obligations and exercise of its rights under or in connection with this Agreement.

2.7	GGO acknowledges that this Agreement does not confer on GGO any right to copy or reproduce the Game Platform and does not give GGO the right to sublicence the use of the Game Platform to any particular Operator.

3.	GGO Rights and Restrictions

3.1	With effect from the Effective Date, AIL shall make the Game Platform available for use by GGO as set out herein.

3.2	GGO shall not, without AIL’s prior written consent: i) permit any third party to access the Game Platform other than: (a) Intervening Companies and Operators for the purpose of making the Game Platform accessible to End Users in order to play the Games Global Games in accordance with the terms of this Agreement and (b) GGO’s service providers for the purpose of supporting GGO in its use of the Game Platform), or ii) use the Game Platform on behalf of or for the benefit of any third party in any way whatsoever, without AIL’s express written consent.

3.3	This Agreement shall not be deemed to extend to any software or materials of AIL other than the Game Platform, save as is expressly provided for in this Agreement, or unless specifically agreed in writing by AIL. In addition, for the avoidance of doubt, the obligations and commitments placed upon AIL pursuant to clauses 6.1 and 7.2.2 hereof shall at all times be read and construed by the Parties so as to remain subject to the overriding provisions of clauses 6.5 – 6.8 of this Agreement.

4.	Ongoing Fees and Change Fees

4.1	Ongoing Fees – In consideration of the grant of the rights hereunder and for the provision of the Services, GGO shall pay to AIL the Ongoing Fees as defined and set out in Schedule 1 hereto and in accordance with the provisions as set out therein.

4.2	Change Fees – In the event the Parties agree that a Change to the Game Platform or to the Services is required, the Parties shall follow the process for a Change Request Order set out in clauses 6.5 to clause 6.7. The agreed Change Fees and the agreed manner of payment of the Change Fees shall be recorded in the Change Request Order which shall be signed by the Parties and GGO shall pay the Change Fees as set out in the agreed Change Request Order. Such Change shall only be made available by AIL to GGO upon agreement of the Change Request Order between the Parties in writing. If the Parties cannot agree upon the Change Fee payable, AIL shall not be obliged to implement the Change.

5.	Commencement and Duration

5.1	This Agreement shall be deemed to be effective and in force as from the Effective Date, irrespective of the dates of signature hereof. For the avoidance of doubt the Parties confirm that an oral agreement has existed between the Parties since the Effective Date and the Parties hereby acknowledge that this Agreement records in writing the terms and conditions of such oral agreement.

5.2	Subject to the terms of clause 11 hereof, this Agreement shall continue for 5 (five) years from the Effective Date (the “Initial Period”). This Agreement will automatically continue after the Initial Period unless and until terminated by either Party in accordance with the terms of clause 11 below.

6.	Development and Maintenance of Game Platform and Changes to the Game Platform and Services

6.1	Development and Maintenance of the Game Platform – AIL shall, and shall ensure that AIL’s agents or contractors shall, use their reasonable commercial endeavours to develop and maintain the Game Platform and enhance its position in the marketplace and shall keep GGO reasonably informed of any Upgrades and any changes, additions or modifications to the Game Platform. For the avoidance of doubt, AIL shall provide GGO with Upgrades (which are not subject to Change Fees payable by GGO) to the extent that the existing resources and capacities of its software developer sub-contractors permit without incurring additional costs for example costs of hiring additional staff.

6.2	Any Upgrades made available by AIL to GGO shall be deemed part of the Game Platform and are subject to the terms and conditions of this Agreement. GGO shall ensure that it and the Intervening Companies shall at all times use the latest Upgrades made available by AIL in their use of the Game Platform. For the avoidance of doubt, GGO’s obligation to ensure that all of the Games Global Games are at all times made accessible for play on the Game Platform, applies equally to any upgraded version of the Game Platform.

6.3	GGO shall use reasonable endeavours to provide AIL with feedback relating to the use made of the Game Platform by GGO, the Intervening Companies and the Operators (“Feedback”) for the purpose of identifying future software requirements and marketing or other requirements and of developing an ongoing and mutually beneficial business relationship between the Parties.

6.4	Changes to the Game Platform or Services – GGO acknowledges that it is aware of and recognises what the Game Platform consists of as at the Effective Date. During the term of the Agreement, GGO may request Changes and AIL may give Change notifications, in each case according to the processes detailed in clause 6.6 below.

6.5	For the avoidance of doubt, a Change includes any change to the Game Platform (other than an Upgrade) or to the Services which results in additional work or services being undertaken by AIL, including but not limited to the provision of additional hardware or the provision of additional human resources, for example as a prerequisite to market entry by GGO under a nationally regulated gaming market within the Territory. GGO may request Changes and provided that the Parties agree that such Changes will only have insignificant consequences for AIL’s efforts (in terms of additional time and expense), AIL agrees to implement the agreed Changes without any additional remuneration.

6.6	In the event a Change is required, the Parties shall follow the following process:

6.6.1	The requesting Party shall serve a written notice to the other Party (a “Change Request”) as follows:

6.6.1.1	Any Change Request made by GGO shall be submitted by notice in writing to AIL to the following email address: [***].

6.6.1.2	Any Change Request made by AIL shall be submitted by notice in writing to GGO to the following email address: [***].

6.6.2	Any Change Request shall as a minimum include the following information:

6.6.2.1	The date of the Change Request;

6.6.2.2	description and any design requirements of the required Change, and whether the Change applies to the Game Platform or to the Services;

6.6.2.3	Details of any requirements of a Competent Authority, or any regulatory laws or requirements or certification requirements or changes to Applicable Laws which are the reason for the requested Change;

6.6.2.4	The level of priority of the Change, based on legal, regulatory or other requirements;

6.6.2.5	The required time schedule and milestones, including the requested acceptance date for completion and implementation of the Change, or any part thereof;

6.6.2.6	Details of any Games Global Games or Game Platform dependencies associated with the required Change;

6.6.2.7	Details regarding whether the implementation of the requested Change shall require additional expense and / or resource commitment on the part of AIL beyond the commitments offered by AIL at the Effective Date including but not limited to the provision of additional hardware or the provision of additional human resources, for example as a prerequisite to market entry by GGO under a nationally regulated gaming market within the Territory; and

6.6.2.8	Any other information and requirements, specifications, standards and directions in respect of any aspect of the required Change.

6.6.3	Upon receipt of a Change Request, the Parties shall discuss in good faith whether or not the requested Change(s) will require GGO to pay additional fees in the form of Change Fees to cover costs related to the requested Change, as follows:

6.6.3.1	If it is agreed that the requested Change will only have insignificant consequences for AIL’s efforts (in terms of additional time and expense), AIL agrees to implement the agreed Changes without any additional remuneration and this shall be recorded in the Change Request Order.

6.6.3.2	If it is agreed between the Parties that the implementation of the requested Change shall require additional expense and / or resource commitment on the part of AIL beyond the commitments offered by AIL at the Effective Date, AIL shall provide GGO with an estimate of the amount of the Change Fees. If GGO accepts the Change Fee estimate, the Change Fees and the manner of its payment shall be recorded in the Change Request Order which shall be signed by the Parties and GGO shall pay the Change Fees as set out in the agreed Change Request Order.

6.6.4	On agreement of the scope of the work required for the requested Change, agreed milestones and timelines for implementation of the Change and any Change Fees to be paid, the Parties shall complete and sign a Change Order Request which shall record all information and aspects agreed. Each Change Request Order will constitute an indivisible and binding part of this Agreement in respect of all deliverables, milestones, Change Fees and any Services in respect of a corresponding Change. A Change Request Order will operate as an addendum and be supplemental to this Agreement. In the event of conflict between this Agreement and the Change Request Order, the provisions of the Change Request Order shall apply.

6.6.5	Unless otherwise set out in the corresponding Change Request Order, AIL shall commence work on the Change and shall communicate with GGO, at reasonable intervals throughout the development or implementation of the Change.

6.6.6	AIL shall deliver, complete or implement the Change by the agreed milestones and any deliverables shall, in all material ways, comply with the design specifications or other requirements set out in the Change Request Order.

6.7	The Parties shall each keep a change log containing all relevant documentation concerning Changes.

6.8	Any Changes made available by AIL to GGO shall be deemed part of the Game Platform and the Services and are subject to the terms and conditions of this Agreement.

7.	Services and Service Levels

7.1	In consideration of payment by GGO of the Ongoing Fees, AIL shall provide the Services, which shall include:

7.1.1	the training of, and the provision of technical documentation to, GGO and Intervening Companies, to enable the effective understanding, use and functioning of the Game Platform by GGO and Intervening Companies. All reasonable and documented travel and accommodation costs for such training and instruction shall be agreed in advance and paid for by GGO; and

7.1.2	maintaining and providing an efficient and effective call control facility to deal with fault calls made by GGO relating to the Game Platform and efficient and effective support staff to respond properly to such calls.

7.2	AIL warrants and undertakes that:

7.2.1	AIL shall provide the Services with reasonable care and skill, in accordance with good industry standards and the Services shall be provided substantially in accordance with the Service Level Agreement as set out in Schedule 2 hereto as well as in accordance with any additional descriptions and specifications which may be agreed in writing between the Parties from time to time and the Services shall be adequate and suited for the purpose envisaged by this Agreement;

7.2.2	AIL shall provide the Services in such a way as to not cause any material fault or malfunction in the Game Platform and so as not to cause any material interruption to the Games Global Games or to the business of GGO (other than any agreed, and/or unavoidable interruption which is required in order to perform the Services in a proper and efficient manner);

7.2.3	AIL shall keep good records relating to the Services provided to GGO, and shall manage and control any requests made for changes to the Services by GGO (which are agreed to by AIL). Requests for changes to be made to the Services shall be made by GGO according to the process detailed in clause 6.6; and

7.2.4	AIL shall maintain data backup equipment and procedures and shall exercise and install appropriate security measures to protect any part of the Game Platform which is licensed to GGO in terms of this Agreement and which is under AIL’s control or in its possession.

7.3	Where AIL uses sub-contractors, AIL shall at all times remain responsible for such sub-contractors.

7.4	The Parties agree that during the provision of the Services by AIL, GGO may provide AIL with the details of persons or entities which are designated by GGO as customers, agents, partners or suppliers to GGO (“Designated Parties”). AIL acknowledges and agrees that all information which is disclosed or exposed to AIL by any Designated Party of GGO is deemed to be Confidential Information and is subject to the provisions of clause 12 of this Agreement.

7.5	The Parties agree to hold quarterly performance review and co-operation meetings during the term of this Agreement. These meetings may be held in person or by remote communication and will enable the Parties to discuss: (i) compliance with the Service Level Agreement; (ii) any anticipated Changes or changes to the Services; (iii) road map management and (iv) disputes and any other matters tabled by the Parties.

7.6	The Parties agree that between 6 (six) and 12 (twelve) months after the Effective Date, the Parties shall negotiate in good faith on any appropriate amendments to the Service Level Agreement which the Parties mutually agree are required or are necessary based on the outcome of the reviews and meetings to be held in terms of clause 7.5.

8.	Warranties, Undertakings and Indemnities

8.1	GGO acknowledges that the Game Platform is software-based and that the Game Platform will not always run error-free or without interruption. AIL takes all reasonable precautions against software errors and bugs, but it does not warrant that the Game Platform will generate particular revenues or profits in use by GGO.

8.2	AIL hereby warrants that it is entitled to grant the rights set out in clause 2.1 to GGO on the terms set out in this Agreement.

8.3	Except as specifically provided in this Agreement, there are no warranties, express or implied, including, but not limited to, any implied warranties of merchantability or fitness for a particular purpose made by AIL with respect to the Game Platform, or in respect of other items or transactions contemplated herein.

8.4	Each Party warrants its authority to enter into this Agreement, and that no obligation will be breached by doing so.

8.5	GGO hereby warrants and undertakes:

8.5.1	to use commercially reasonable endeavours to promote and extend the market for the Game Platform and that any advertising of the Game Platform shall be conducted in a responsible and appropriate manner;

8.5.2	not to incur any liability on behalf of AIL or in any way pledge or purport to pledge AIL’s credit or purport to make any contract binding upon AIL;

8.5.3	not to use the Game Platform, or any part thereof, for any purpose other than to the extent expressly permitted by this Agreement;

8.5.4	not to deface, remove, alter, appropriate, obscure, conceal or otherwise interfere with the Game Platform, or any part thereof, and to use the Game Platform only in the manner agreed or as prescribed in writing by AIL in its sole discretion from time to time;

8.5.5	not do anything that may reasonably be expected to bring AIL or AIL’s goodwill and repute, or that of the Game Platform, into disrepute;

8.5.6	to promptly call to the attention of AIL the use of the Game Platform or any part thereof, to the extent that GGO is aware of the same, by any third party or any activity of any third party which is reasonably likely, in the opinion of GGO, to amount to infringement or passing off of AIL’s rights in the Game Platform. AIL shall have the right to determine whether or not any action shall be taken on account of any such infringement or passing off. If required to do so, GGO shall co-operate fully with and assist AIL, at AIL’s expense, in the enforcement of any rights of AIL in the Game Platform;

8.5.7	that it and each Intervening Company has obtained all appropriate gaming licences from the appropriate Competent Authorities covering all activities contemplated by this Agreement to be performed by GGO and/or the Intervening Companies; and

8.5.8	that it will not use the Games Platform in any way that is illegal.

8.6	GGO hereby warrants and confirms that neither it, nor the Intervening Companies, or any of their employees and associated parties will attempt to or permit any other party to attempt to:

8.6.1	view any of the coding of the Game Platform or any other software made accessible to GGO by AIL;

8.6.2	reverse engineer any of the coding of the Game Platform or any other software made accessible to GGO by AIL;

8.6.3	disassemble or decompile any of the coding of the Game Platform or any other software made accessible to GGO by AIL;

8.6.4	monitor or in any way replicate (in form or function) the Game Platform or any other software made accessible to GGO by AIL;

8.6.5	make use of any data generated by the Game Platform save in the ordinary course of GGO’s business; or

8.6.6	alter or modify any part of the Game Platform.

8.7	For the avoidance of doubt, in this Agreement a prohibition against an act or omission in relation to the Game Platform applies equally to any part or component of the Game Platform.

9.	Limitation of Liability

9.1	In no event, will either Party be liable to the other Party for any special, indirect, incidental or consequential damages, punitive damages, or any damages (whether direct, indirect, or otherwise) resulting from loss of use, loss of profits, or loss of contracts or business opportunity, arising out of this Agreement or arising out of either Party’s performance or non-performance hereunder, whether or not reasonably foreseeable and even if the Party has been advised of the possibility of such damages and regardless of the form of action, whether in contract, tort (including negligence), strict liability, arising under statute or otherwise.

9.2	Save for any Ongoing Fees or Change Fees due to AIL, which shall remain due and owing until paid, and subject to clause 9.3, each Party’s maximum liability for all cumulative instances of damages, claims, losses, indemnities, or costs arising directly or indirectly from this Agreement, whensoever arising whether in contract, tort (including negligence) or otherwise shall not exceed the aggregate amount of £[***] ([***] pounds sterling).

9.3	Nothing in this Agreement shall limit either Party’s liability to the other Party: (i) arising in respect of any breach of confidentiality under clause 12; (ii) for death or personal injury arising from negligence, (iii) for fraud or fraudulent misrepresentation or (iv) for any other liability which may not be limited or excluded by law.

9.4	The Parties understand the limitation of liability of clause 9.2 above and agree that it is reasonable.

9.5	Nothing in this Agreement shall be construed so as to:

9.5.1	amend, vary or otherwise affect (whether now or in the future) any agreement between an Operator and either AIL or GGO or any Intervening Company;

9.5.2	make AIL responsible to any Operator for the Games Global Games.

10.	Intellectual Property Rights

10.1	GGO acknowledges that AIL, and/or its third party licensors, are the owners of the Game Platform and agrees that it shall not at any time claim any rights, title or interest in the Game Platform or any part thereof. No rights are granted to GGO, by implication or otherwise, in respect of the Game Platform other than as set out in this Agreement. All Intellectual Property Rights in the Game Platform, in any Upgrade, in any Changes and in all additions, corrections, and improvements thereto, and in any other proprietary software provided by AIL to GGO will at all times remain the property of AIL or its owners. The Intellectual Property Rights in all work done by AIL for GGO in the course and scope of performing the Services shall remain with AIL and are licensed to GGO hereunder together with the Game Platform.

10.2	AIL acknowledges that GGO, and/or its third party licensors are the owners of the Games Global Games and agrees that it shall not at any time claim any rights, title or interest in the Games Global Games or any part thereof. No rights are granted to AIL, by implication or otherwise, in respect of the Games Global Games. AIL warrants that it shall not at any time make any claim to any Intellectual Property Rights vested in the Games Global Games or to any part thereof and shall not at any time to do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of GGO’s exclusive rights, title and interest in and to the Games Global Games.

10.3	Subject to clauses 10.4 and 10.6, AIL shall indemnify GGO from and against all losses, liabilities, damages, costs, claims, charges, demands, actions, proceedings and expenses (including legal and professional fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties) incurred by GGO as a result of any third party claim or proceeding against GGO, any Intervening Company and/or any Operator that GGO’s, any Intervening Company’s and/or any Operator’s use of the Game Platform or any Upgrades, within the scope of the rights of use granted under this Agreement infringes the Intellectual Property Rights of a third party (“IPR Claims”).

10.4	GGO shall:

10.4.1	allow AIL (at AIL’s cost) sole authority to control the defence and settlement of any IPR Claims but AIL shall be obliged to keep GGO informed as to the progress of any defence or settlement of the IPR Claim;

10.4.2	provide AIL with all reasonable cooperation in the defence of any IPR Claims; and

10.4.3	not settle or compromise any IPR Claims or make any admission of liability in respect of any IPR Claims without the express prior written consent of AIL.

10.5	In the event of an IPR Claim pursuant to clause 10.3, AIL may, at AIL’s sole cost and expense, either:

10.5.1	procure for GGO the right to continue using the Game Platform; or

10.5.2	replace or modify the Game Platform and/or any component thereof (as applicable) to make it (and/or the relevant component thereof, as applicable) non-infringing, provided that the resulting modified or replaced works continue to have the same functionality to the extent reasonably possible so as not to contravene any Applicable Laws or infringe any third party rights.

10.6	AIL shall have no liability whatsoever to GGO in respect of any IPR Claims pursuant to clause 10.3 to the extent that such IPR Claims arise directly as a result of: (i) any modification of the Game Platform by any person other than AIL or its expressly authorised agents or any third party that performs any element of the services described in this Agreement for or on behalf of AIL, or (ii) any Changes made pursuant to a Change Request (as defined in clause 6.6.1) made by GGO.

11.	Termination

11.1	Each Party shall have the right to terminate this Agreement forthwith by written notice to the other in the event that the other Party commits a material breach of any term, condition or warranty of this Agreement, and where such breach is capable of remedy, such breach is not remedied within 30 (thirty) Business Days of service of a notice by the Party asserting a breach.

11.2	Either Party may terminate this Agreement for convenience at any time after the Initial Period (as defined in clause 5.2 above) provided it has given the other Party not less than 18 (eighteen) months written notice of termination. For the avoidance of doubt, the earliest date upon which this Agreement may terminate under this clause 11.2, is 1 May 2027.

11.3	AIL may terminate this Agreement forthwith by written notice to GGO if:

11.3.1	GGO breaches any obligation or undertaking under this Agreement relating to payment of monies due to AIL, and such breach is not remedied to within fourteen (14) days of AIL giving notice to GGO to remedy such breach; or

11.3.2	GGO, an Intervening Company or an Operator uses, or attempts or proposes to use, the Game Platform in any manner or form that is illegal, or that is reasonably likely to bring the Game Platform or AIL into disrepute, or to result in any harm or damage to the goodwill of AIL or the Game Platform.

11.4	Without prejudice to any rights that have accrued under this Agreement or any of its rights or remedies, either Party shall be entitled, by written notice to the other Party, to terminate this Agreement immediately if:

11.4.1	the other Party suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts;

11.4.2	the other Party, commits any act of bankruptcy or insolvency; has a receiver or manager appointed over all or any of its property; is unable to pay its debts as they fall due or is unable to pay sums due under bankruptcy or insolvency legislation; proposes to or enters into any scheme, arrangement or composition of its creditors; or suffers any distress or execution to be levied on its real or personal property;

11.4.3	the other Party suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business;

11.4.4	the other Party, is convicted of an offence involving dishonesty or any offence in terms of any applicable gaming legislation or regulations, or of any crime or offence that is reasonably likely to have a material adverse effect on the reputation or goodwill of the notifying Party or its business; or

11.4.5	if in the reasonable opinion of both Parties and as agreed in writing, by reason of a change in legislation or political or public pressures or concern, it is no longer desirable or prudent to pursue this Agreement;

provided that the written notice of termination given by the Party seeking to terminate the Agreement, is given within a period of no more than 30 ( thirty) days of either becoming aware, or, of the date it reasonably ought to have become aware, of the circumstances referred to in this clause 11.4 which gives it the right to terminate the Agreement.

11.5	On expiry or termination of this Agreement, for any reason, and subject to any express provisions set out elsewhere in this Agreement:

11.5.1	GGO shall immediately cease exploitation of the Game Platform, unless AIL has notified GGO in writing that GGO may continue to use any part of the Game Platform for a period following the termination of this Agreement, and only to the extent prescribed by AIL in writing;

11.5.2	any and all amounts owing to AIL shall immediately become due and payable;

11.5.3	each Party must promptly and in any event no later than 30 (thirty) Business Days after termination of this Agreement, destroy or delete, or at the request of the other Party, return to the other Party all property and Confidential Information disclosed by the other Party and/or any of its Representatives and relating to this Agreement, in all forms, in all types of media and computer memory and whether or not merged with other materials. In the event that such property and Confidential Information is destroyed or deleted, an officer of the relevant Party shall certify in writing to the other Party that that such property and Confidential Information has been destroyed or deleted.

11.6	Termination of this Agreement by reason of breach by one of the Parties shall be a remedy that is in addition to any other remedy that the other Party may have in law.

11.7	The expiry or termination of this Agreement, for any reason, shall not affect any provision of this Agreement which by its terms is intended to survive or operate in the event of expiry or termination and shall be without prejudice to any rights of either Party which may have accrued by, at or up to the date of such expiry or termination.

12.	Confidential Information

12.1	Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party undertakes to hold any Confidential Information disclosed by the other Party and/or any of its Representatives in confidence and not to disclose it or permit it to be made available to any person, firm or company without the other Party’s prior written consent, except as authorised and permitted pursuant to the terms of this Agreement.

12.2	Each Party may disclose the other Party’s Confidential Information:

12.2.1	to its employees, officers, directors, subcontractors, representatives or advisers (“Representatives”) who need to know such information for the purposes of carrying out the Party’s obligations under this Agreement. Each Party shall ensure that its Representatives to whom it discloses the other Party’s Confidential Information comply with this clause 12; and

12.2.2	to its legal advisors, where it is necessary for each Party to obtain professional advice under privilege, or to institute legal proceedings; and/or

12.2.3	as required by law or under any order of a competent court, provided, however, that the receiving Party shall, to the extent legally permitted, provide prompt prior written notice thereof to the disclosing Party, in order to enable it to seek a protective order or otherwise prevent or contest such disclosure and reasonably cooperate with the disclosing Party in attempting to limit or prevent such required disclosure.

12.3	Notwithstanding clause 11.5 hereof, each Party undertakes, upon written demand from the other Party, to either return to the other Party the Confidential Information disclosed by the other Party and/or any of its Representatives, and any copies, or to confirm to the other Party in writing that it has been destroyed.

12.4	Each Party hereby undertakes to and agrees with the other Party to take all such steps as shall from time to time be necessary to ensure compliance by the relevant Party’s Representatives (to the extent that such persons are authorised to view Confidential Information pursuant to the terms hereof) with the provisions of this clause 12.

12.5	The provisions of this confidentiality clause shall apply mutatis mutandis to any information which would be secret and confidential information in terms hereof, and which either Party was exposed to prior to the commencement of this Agreement.

12.6	This clause 12 constitutes an ongoing, continuing condition of this Agreement and shall endure beyond the termination of this Agreement, howsoever caused.

13.	Disclosure

13.1	Each Party warrants that it and its directors and officers, have no criminal record for any serious offence or any offence which involves fraud or dishonesty.

13.2	Each Party agrees to a continuing duty of immediate disclosure to the other Party of any criminal prosecution brought, or criminal conviction of, such Party or, if applicable, any officer, of the Party.

13.3	Each Party shall, if requested by the other Party, promptly provide it with all information and documentation that it is required to disclose to the other Party by Applicable Laws including but not limited to anti-money laundering and anti-bribery legislation in relation to such Party, if applicable, its officers, key employees and senior management.

13.4	AIL shall be entitled to require GGO to comply with the codes of practice or procedure or similar standards of any gaming or other regulatory or consumer bodies in a relevant jurisdiction as AIL may by notice to GGO direct, and GGO shall submit to and provide assistance for any reasonable verification procedures provided by such bodies.

14.	Data Protection

14.1	Each Party shall comply with its obligations under data protection laws. For the purposes of the data protection laws, and in so far as personal data relating to End Users is concerned, Licensee shall be a data processor and AIL shall, for the purposes of this Agreement, be a sub-processor and shall only process End User personal data as requested by GGO or as otherwise required under this Agreement.

15.	Governing Law and Arbitration

15.1	The validity, construction and effect of this Agreement and each and every provision hereof shall be governed by and construed in accordance with the laws of England and Wales.

15.2	Any dispute arising out of or in connection with this Agreement, whether in contract or tort and including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules (the “Rules”) of the London Court of International Arbitration (“LCIA”), which Rules are deemed to be incorporated by reference into this clause. The arbitration proceedings shall be conducted in the Isle of Man, in the English language before three arbitrators. Each Party may nominate one arbitrator for the approval of the LCIA, and the third arbitrator, who shall act as Chairman, shall be appointed by the LCIA. If any arbitral nomination of a Party fails or is not approved by the LCIA, the LCIA shall appoint a replacement arbitrator. All the arbitrators may be of any nationality.

16.	General

16.1	This Agreement (and each amendment, modification and waiver in respect of it) may be signed in any number of exchanged counterparts (including exchange by e-mail transmission), each of which when signed shall be deemed an original, but the counterparts together shall constitute one and the same instrument. The execution of this Agreement will not become effective until counterparts hereof have been signed by all Parties hereto and transmitted to, or otherwise exchanged between, each Party hereto.

16.2	This Agreement embodies and sets forth the entire agreement and understanding of the Parties and supersedes all prior oral or written agreements, understandings or arrangements relating to the subject matter of this Agreement. Neither Party shall be entitled to rely on any agreement, understanding or arrangement which is not expressly set forth in this Agreement.

16.3	No variation of this Agreement shall be effective unless it is in writing and signed by the Parties (or their authorised representatives).

16.4	No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

16.5	Without prejudice to any other rights or remedies that the Parties may have, the Parties acknowledge and agree that damages alone would not be an adequate remedy for any breach of the terms of this Agreement by the other Party. Accordingly, the Parties shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement.

16.6	Any notice, request, instruction or other document to be given hereunder shall be delivered or sent by first class post to the address of the other Party set out in this Agreement (or such other address as may have been notified), and any such notice or other document shall be deemed to have been served (if delivered) at the time of delivery, (if sent by post) upon the expiration of 5 (five) Business Days after posting. All programs, specifications or software or the like may be delivered by e-mail or otherwise electronically if so capable of delivery. The making available of material on a secure website accessible to a Party shall constitute good delivery to that Party.

16.7	If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, the Parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Agreement.

16.8	A person who is not a Party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

16.9	Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the Parties, constitute a Party the agent of the other Party, or authorise a Party to make or enter into any commitments for or on behalf of the other Party.

16.10	Each Party confirms it is acting on its own behalf and not for the benefit of any other person. Each Party warrants that it has the full right, power and authority to enter into this Agreement and its entry into this Agreement will not contravene any law or any agreement to which it is a party or any judgement applying to it.

16.11	Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

16.12	Neither Party may at any time and without the prior consent in writing of the other Party (not to be unreasonably withheld), assign or transfer, any or all of its rights or obligations under this Agreement.

16.13	The Parties hereby consent to the use of electronic signatures in connection with the execution of this Agreement, and further agree that electronic signatures to this Agreement shall be legally binding with the same force and legal effect as manually executed signatures and may be used as evidence of execution.

Executed for and on behalf of Apricot Investments Limited on 24 October 2023 by the signature of:

/s/ [***]
Director

Executed for and on behalf of Games Global Operations Limited on 24 October 2023 by the signature of:

/s/ [***]
Director
[***]

Schedule 1
THE ONGOING FEES

1.	In consideration of the rights granted herein in respect of the Game Platform, GGO shall pay to AIL each calendar month, [***]% ([***] per cent) of Monthly Net Revenue (the “Ongoing Fees”).

2.	GGO undertakes to contribute an amount of not less than Eur 1.1 million (one million one hundred thousand Euro) per 12 (twelve) month period (the first such 12 month period commencing on the Effective Date) during the term of this Agreement towards AIL’s capital expenditure on, inter alia, hardware and infrastructure to support exclusively GGO’s use of the Games Platform (the “Capital Contribution”). AIL shall be entitled to call for payment of the Capital Contribution in instalments as and when the capital expenditure is required by AIL, by giving GGO not less than seven (7) days written notice.

3.	The Capital Contribution will be adjusted each 12 (twelve) month period by the same percentage that the Monthly Net Revenue amount for such 12 (twelve) month period deviated from the Monthly Net Revenue amount in respect of the previous 12 (twelve) month period.

4.	Within 25 (twenty five) days of the end of each calendar month, GGO shall provide AIL with a written statement showing the Monthly Net Revenue for that calendar month and showing a breakdown of all Monthly Permissible Deductions for the calendar month (the “Monthly Net Revenue Statement”).

5.	Once AIL has received the Monthly Net Revenue Statement from GGO, AIL will invoice GGO monthly for Ongoing Fees payable by GGO.

6.	The Ongoing Fees shall be paid in Euros within 3 (three) Business Days after receipt by GGO of the relevant invoice, in cleared funds, to such bank account as AIL may specify from time to time.

7.	No amount payable to AIL shall be considered paid until received for value in AIL’s nominated bank account. All amounts, including but not limited to any Ongoing Fees, owing to AIL shall be paid free of any set-off and free of any taxes, duties, charges, imposts and the like and if any taxes must be deducted by GGO, GGO shall pay to AIL the amount of such deduction in addition to the amount owed, which amount shall be grossed up for such additional taxes.

8.	AIL reserves the right to charge interest at the rate of 10% (ten percent) over the European Central Bank Refinancing Operation Minimum Rate from the due date until the total invoice sum has been paid.

9.	Any VAT charged by AIL on the Ongoing Fees and/or on the Change Fees shall be payable in addition to and at the same time as payment of the Ongoing Fees, subject to the production of a valid VAT invoice.

10.	AIL shall have the right, at reasonable times, to have its auditors or agents determine the practice and accuracy of the computation of the continuing payments due to AIL under this Agreement. Such determinations shall be conducted in a manner that will not unreasonably interfere with the normal business operations of GGO. GGO undertakes to co-operate fully with the representatives and agents of AIL in furnishing such determinations. For the avoidance of doubt, in the event GGO disputes the correctness of an amount invoiced by AIL, GGO shall still be obliged to pay such amounts as are not in dispute, on the relevant due date, and the Parties acknowledge that acceptance of such undisputed amount by AIL does not in any way preclude AIL from claiming the disputed amount from GGO.

11.	If at any time AIL’s auditors or agents determine that there is a shortfall in the payment of amounts due to AIL by GGO, the shortfall shall be paid forthwith to AIL and the cost of such inspection shall be paid by GGO to AIL.

Schedule 2
SERVICE LEVEL AGREEMENT (“SLA”)

The following terms shall have the meanings given below. Capitalised terms used in this SLA but not specifically defined in this SLA shall have the meanings attributed to such terms in the Agreement.

1.	Definitions

Agreement	means the Game Platform and Services Agreement between Apricot Investments Limited (“Licensor”) and Games Global Operations Limited (“Licensee”) to which this SLA is appended as Schedule 2.
Business Hours	means GMT+2 09H00 TO 17H00 (to be adjusted accordingly for daylight savings).
Cold Storage Copy	A cold backup, also called an offline backup, is a database backup during which the database is offline and not accessible to update. It can also take longer to recover from a disaster with cold backups as moving the data from the cold backup site to being fully operational can cause delays.
Downtime (DT)

The total time (in minutes) in each Period when End Users are not able to place a bet during each minute within the Period, but excluding;

a.       Planned Downtime.

b.       Emergency Downtime.

c.       Any downtime during the Period which is not caused by any act or omission of Licensor, such as downtime caused by Force Majeure or caused by GGO or external vendor.

d.       Any downtime caused by the disconnection or suspension of the Game Platform (or any part of the Game Platform) by AIL pursuant to a right to do so under the Agreement.

Defect	any degradation of the functionality or content provided by the Game Platform or operational failure of the Game Platform.
Emergency Downtime	means the period of Downtime to enable Licensor to carry out urgent maintenance on the Game Platform which was not reasonably foreseeable and where GGO is notified less than seven (7) days before the downtime (unless otherwise agreed) and which could not have been communicated to GGO prior to this due to the exceptional nature of the emergency.
Final Resolution Period(s)	means the elapsed time between the initial report of a incident until that incident has been resolved in accordance with paragraph 3.1 of this SLA.
Good Industry Practice	means the exercise of that degree of skill, diligence, and foresight which would reasonably and ordinarily be expected from a skilled and experienced supplier engaged in the provision of services similar to the SLA Services under the same or similar circumstances as those applicable to the Agreement and which are in accordance with any codes of practice published by relevant trade associations.
High Availability	High Availability (HA) describes systems that are dependable enough to operate continuously without failing. They are well-tested and sometimes equipped with redundant components.
Impact	means a measure of the effect of an incident, problem or change of business process.
Incident	means an unplanned interruption to a Service or reduction in the quality of an applicable Service.
Period (P)	Number of minutes per calendar quarter.
Planned Downtime	When Licensor notifies GGO of the time, details and reason for the unavailability of the service within the set timeframes as set out, or as otherwise agreed between Licensor and GGO.
SLA Services	means the services to be provided under this SLA as summarised in paragraph 2.1 of this SLA.
SLA Term	means the period commencing on the date that GGO first uses the Game Platform to take a real money wager from an end user (other than for testing purposes) and ending on the date of termination of the Agreement.
SRM	Service Request Module for logging service requests.
Uptime (U)	means Period less Downtime, expressed as a percentage of Period. ie: (P - DT / P) x100
Workaround	means actions and procedures, which circumvent or overcome the impact of a Incident.
24x7x365	means 24 hours per day every day of the calendar year.

2.	SLA Services Description

2.1	Services

2.1.1	Licensor will throughout the SLA Term:

-	monitor the Game Platform for any evidence of incident;

-	respond to requests from GGO for assistance and support in connection with the Game Platform within the timescales set out in this SLA;

-	respond to all requests from GGO for the resolution of incidents within the timescales set out in this SLA;

-	create workarounds to resolve incidents within the timescales set out in this SLA.

2.1.2	Licensor will supply the SLA Services to GGO in compliance with all provisions of the Agreement and Good Industry Practice.

3.	Incident Handling

3.1	Response Time (Severity Model)

Priority	Business Impact	Definition	Response Time	Support Level
1	Operation stopped	Interruption in service that severely impacts Licensee’s operations whereby a majority of the players cannot place bets.	Acknowledgement in [***] from time of escalation and then update every [***] thereafter.	24/7 Network operation centre first line support - 24/7 On call 2nd, 3rd line support - Attempt to resolve or find workaround within [***]
2	Operation disrupted	Interruption in the service causes the system to operate in restricted fashion. Functionality loss is not critical to service operations.	Acknowledgement in [***] from time of escalation and then update every [***] thereafter.	- 24/7 Network operation centre first line support - 24/7 On call 2nd, 3rd line support - Attempt to resolve or find workaround within [***]
3	Insignificant difficulty	Requests for assistance or support in connection with the Game Platform which are not deemed as Priority 1 and Priority 2.	All submitted requests will be automatically logged and acknowledged with a reference number within [***].
4	Support Request	Informational or Administration request	Mutually agreed.

3.2	Incident Resolution Process

Licensor Customer Support shall initiate the following process:

a.	an automated alert notifies the Customer Support Engineer who initiates incident determination based on the Severity model above;

b.	the Customer Support Engineer notifies GGO and provides ongoing communication regarding the status of the incident

c.	Licensor customer support attempts to provide restoration of service or a temporary fix or workaround.

3.3	Exclusions

The following items are specifically excluded from the SLA:

Incident	Description
Force Majeure

Neither Party will be liable for any failure or delay in performing an obligation under this Agreement that is due to any of the following causes, to the extent beyond its reasonable control: acts of God, accident, riots, war, terrorist act, epidemic, pandemic, quarantine, civil commotion, breakdown of communication facilities, breakdown of web host, breakdown of internet service provider, natural catastrophes, governmental acts or omissions, changes in laws or regulations, national strikes, fire, explosion, generalized lack of availability of raw materials or energy.

For the avoidance of doubt, Force Majeure shall not include (a) financial distress nor the inability of either party to make a profit or avoid a financial loss, (b) changes in market prices or conditions, or (c) a party's financial inability to perform its obligations hereunder.

Onward sharing of data	Once data has been extracted from the Game Platform (e.g. exported, printed, copied etc), Licensor will no longer be in control of said data and therefore cannot be held accountable for onward sharing of data to any unauthorised recipients.
Non-affiliated 3rd Party processing of data	This relates to a situation where the Data Controller engages with multiple Data Processors of which one of the Data Processors is responsible or accountable for a data breach, of which Licensor is not affiliated to. In this case Licensor cannot be held responsible for any data/security breach.
Failure of any downstream/upstream service provider.	This relates to a situation where AIL is reliant on service providers that supply (upstream) or deliver (downstream) a service on the platform’s behalf.

3.4	Incident Detection

General	Each incident logged by GGO or by Licensor will be allocated an appropriate severity level to it by Licensor, acting reasonably, such that the incident is categorised in terms of the Severity Model described in paragraph 3.1.
Priority 1 and Priority 2	Upon detection of any Priority 1 or Priority 2 incident in the Game Platform by either party, the relevant party shall contact the other by the communication format referred to in paragraph 3.5 of this SLA within 30 minutes.
All other incidents	For all other incidents, each party shall log such incident in accordance with paragraph 3.5 of this SLA.

3.5	Incident Logging

3.5.1	Service Desk

Licensor will ensure that there is, appropriately qualified support specialist available to deal with reported requests for assistance from GGO to respond to Priority 1 and Priority 2 incidents, on a 24x7x 365 basis

- Phone: [***] - Email address: [***]

3.5.2	Service Request Module (SRM)

All requests for assistance or support in connection with the Game Platform must be logged by GGO in the SRM. Licensor will provide GGO with access to the SRM.

Service Request Module: [***] Username & password: will be provided by Licensor.

3.5.3	Licensee

GGO may be contacted as follows:

- Phone: [***] - Email address: [***]

3.6	Scheduled and Emergency Maintenance

a.	3.6.1. Licensor will provide ongoing maintenance of the Game Platform in order to ensure that it is fully operational.

b.	3.6.2 Licensor will notify GGO at least [***] days in advance of any scheduled maintenance or updates.

c.	3.6.3 If any emergency maintenance is required to avoid downtime or a incident, then Licensor will provide GGO with as much advance notice as reasonably practicable.

3.7	Incident Reporting

For Priority 1 and Priority 2 incidents above, Licensor shall provide GGO's designated contact person with an incident report listing the error, its severity, the solution, and the time in which the error was present, and any preventative measures being planned, on request.

4.	Service Availability & Remedies

4.1	Licensor will ensure availability of the Games Platform at [***]% per calendar quarter.

4.2	In the event that Licensor fails to meet the service levels (Priority 1 and Priority 2) set out above for [***] consecutive calendar quarters, GGO's sole and exclusive remedy shall be to enter termination discussions without liability on seven (7) days written notice to Licensor, such written notice to be given within a period of no more than thirty (30) days of the end of the third consecutive calendar quarter.

4.3	All systems will be configured with high availability, within the site, and a cold storage copy of the required database will be backed up offsite.

Schedule 3
Data Backup Services

The Data Backup Services comprise:

•	The storage in a “casino database” of gaming data generated by the Games Global Games through their use on the Games Platform;

•	The storage for [***] ([***]) days in an “archive database” of granular gameplay data relating to End Users. Data is continuously moved from the casino database to the archive database;

•	Backups undertaken on a daily basis using backup software, [***];

•	A daily snapshot of the data and in conjunction with that a logfile backup made every 60 (sixty) seconds;

•	The database is backed up to the [***] device. The backups are completed onsite and replicated offsite. Backups are completed daily and deleted after [***] ([***]) days. Weekly backups are completed on a specific day during the week and deleted after [***] ([***]) weeks. Monthly backups are completed on the final day of the month and deleted after [***] ([***]) months. The casino archive monthly backup is held for [***] ([***]) years;

•	At the end of an End User’s session, the gameplay and session information is transferred via Javelin/BOLT onto the back office. The data is also replicated to a data warehouse.